UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012
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ENERGY TRANSFER EQUITY, L.P. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32740 (Commission File Number)	30-0108820 (IRS Employer Identification No.)

3738 Oak Lawn Avenue Dallas, Texas 75219 (Address of principal executive offices) (Zip Code)

(214) 981-0700 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2012, Matthew S. Ramsey was appointed to the Board of Directors of LE GP, LLC, the general partner of Energy Transfer Equity, L.P. (the “Partnership”) by the members of LE GP, LLC pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of LE GP, LLC. Mr. Ramsey has also been appointed to the Audit Committee of the Board of Directors of LE GP, LLC.

Mr. Ramsey is presently President of RPM Exploration, Ltd., a private oil and gas exploration partnership generating and drilling 3-D seismic prospects on the Gulf Coast of Texas. Mr. Ramsey is also President of Ramsey Energy Management, LLC, the general partner of Ramsey Energy Partners, I, Ltd., a private oil and gas partnership, and is President of Dollarhide Management, LLC, the general partner of Deerwood Investments, Ltd., a private oil and gas partnership. Additionally, Mr. Ramsey is President of Gateshead Oil, LLC, a private oil and gas partnership.

There have not been any transactions since the beginning of the Partnership's last fiscal year, nor are there any proposed transactions, in which the Partnership was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Ramsey had or will have a direct or indirect material interest.
There are no arrangements or understandings with the Partnership, or any other persons, pursuant to which Mr. Ramsey was appointed as a director of LE GP, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.
By:LE GP, LLC, its general partner

Date: July 18, 2012	/s/ John W. McReynolds John W. McReynolds President and Chief Financial Officer